FSF Financial Corp.     Contact:   Donald A. Glas, Chief Executive Officer
                                   George B. Loban, President
                                   Richard H. Burgart, Chief Financial Officer
                                   (320) 234-4500

                                   For Immediate Release
                                   September 28, 2004

  FSF Financial Corp. Shareholders Approve Plan with MidCountry Financial Corp.
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        Hutchinson,  Minnesota  (NASDAQ - "FFHH") -- FSF Financial Corp.,  whose family of companies include First Federal Bank, Firstate Investments, Insurance Planners of Hutchinson and Homeowners Mortgage Corporation, announced that a Special Meeting of Stockholders was held today. At the meeting, stockholders approved the Agreement and Plan of Merger dated May 14, 2004, by and among MidCountry Financial Corp., MidCountry Interim Corp. II and FSF Financial Corp., pursuant to which, among other things, (i) MidCountry Interim Corp. II, a newly-formed subsidiary of MidCountry Financial Corp. will merge with and into FSF and (ii) upon consummation of the merger, each outstanding share of FSF common stock will be converted into the right to receive $35.00 in cash, without interest. The Merger is expected to close in the fourth calendar quarter.

         FSF Financial Corp., a financial services company, has four affiliated companies. First Federal Bank is a federally chartered stock savings bank headquartered in Hutchinson, Minnesota. The Bank has thirteen offices located in Hutchinson (2), Hastings, Apple Valley, Buffalo, Glencoe, Inver Grove Heights
(2), Litchfield, St. Cloud, Waconia, Waite Park and Winthrop, Minnesota. The Federal Deposit Insurance Corporation federally insures the Bank's deposits. The Bank is a community-oriented, full service retail bank offering a variety of deposit and loan products. Homeowners Mortgage Corporation originates residential mortgage loans from offices in Vadnais Heights and Hastings, Minnesota. Firstate Investments provide non-insured financial products in two locations. Insurance Planners of Hutchinson, Inc., is a property and casualty insurance agency with two locations. The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFHH".

        This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to various risks and uncertainties and are therefore qualified by the Corporation's cautionary statements contained in its filings with the Securities and Exchange Commission.





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